Exhibit 11(B)

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EXHIBIT 11(B): INSIDER TRADING POLICIES

Securities trading

Westpac’s Group Securities Trading Policy prohibits Directors, employees, secondees and contractors from trading in any securities and other financial products that they possess inside information on. They are also prohibited from passing on inside information to others who may use that information to trade in securities or from procuring others to trade. The policy requirements also apply to associate accounts.

In addition, Directors and any employees, secondees or contractors who, because of their seniority or the nature of their position, may have access to material non-public information about Westpac (known as Prescribed Employees) are subject to further restrictions, including prohibitions on trading prior to and immediately following annual and half year results announcements. These restrictions also apply to their associates.

The Westpac Group Securities Trading Policy is available in the Corporate Governance section of our website at www.westpac.com.au/about-westpac/westpac-group/corporate-governance/principles-policies/.

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Westpac Group Securities Trading Policy

Policy Owner:	GM Non-Financial Risk and Chief
Compliance Officer
Last Policy approval:	23 February 2023
Last Policy Owner review:	5 September 2022
Effective date:	20 March 2023
Policy Contact:	Head of Group Control Room
Location:	Compliance and Financial Crime
Policy Centre

This Policy forms part of the following Risk Document hierarchy:

Level 1: Framework	Compliance and Conduct Management Framework
Level 2: Policy	Westpac Group Securities Trading Policy
Level 3: Standard	Westpac Group Key Prescribed Employee Trading Standard
Level 4: Procedure	Westpac Group Securities Trading Policy Procedures for Identifying Prescribed Employees

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Table of contents

1.	Overview	3

1.1	Purpose	3

1.2	Key Principles	3

1.3	Application	3

1.3.1	Employee and associate accounts	3

2.	Policy Requirements	4

2.1	Insider trading and general obligations for all employees	4

2.1.1	Insider trading prohibition	4
2.1.2	Use of derivatives and hedging over unvested Westpac securities prohibition	4
2.1.3	Short-term trading prohibition	4

2.2	Rules for Westpac Directors and PEs when trading Westpac securities	4

2.2.1	Identifying PEs and KPEs	4
2.2.2	Monitoring of PEs and KPEs	4
2.2.3	No trading during Blackout Periods	5
2.2.4	PEs trading outside a Blackout Period	5
2.2.5	Key Prescribed Employees trading outside a Blackout Period	5
2.2.6	Westpac Directors trading outside a Blackout Period	5
2.2.7	Participation in corporate actions and employee share plans	6
2.2.8	Margin loans	6
2.2.9	Short selling is prohibited	6
2.2.10	Exceptions to Blackout Periods	6

3.	Roles and Responsibilities	7

4.	Policy Control	7

4.1	Policy Ownership, Approval and Review	7

4.2	Prudential and Statutory Requirements	8

4.3	Monitoring and Reporting	8

4.4	Breaches and Exceptions	8

Appendix 1 – Key terms and related documents		9

Appendix 2 – Criteria for Identifying PEs and KPEs		11

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1.	Overview
1.1	Purpose

Delivering on Westpac’s Purpose requires that we observe proper standards of market conduct. This Westpac Group Securities Trading Policy (the Policy) sets out the obligations and minimum standards required to manage risks around insider trading and other conflicts of interest relating to employee trading in securities (including Westpac securities1).

Appendix 1 contains the key terms and definitions used within this Policy. Defined terms are bolded on first use.

This Policy supports the Westpac Group Compliance and Conduct Risk Management Framework2, and the Code of Conduct3 Outcome, ‘Being ethical’.

1.2	Key Principles
i.	Westpac Employees who are in receipt of inside information must not:
a)	Trade in the relevant securities (including Westpac securities) to which that information relates;
b)	Tip or procure another person to trade in those securities; or
c)	Share that information with anyone else.
ii.	Westpac Employees must not use derivatives or any other hedging instrument to manage the risk of unvested Westpac securities.
iii.	Westpac Employees must not undertake any short-term trading activity.
iv.	Westpac Directors and Prescribed Employees (PEs) or their associates must not trade in Westpac securities during Blackout Periods.
v.	PEs are subject to pre-trade notification requirements when trading in Westpac securities outside of Blackout Periods.
vi.	Key Prescribed Employees (KPEs) and Westpac Directors are subject to pre-clearance requirements when trading in Westpac securities outside of Blackout Periods.
vii.	Westpac Directors and PEs must not engage in short selling of Westpac securities.
viii.

Westpac Directors and Westpac Employees must ask ‘Should We?’, as well as ‘Can We?’ to ensure they exercise good judgement when trading in securities, and to avoid any perception that they have misused inside information for personal benefit.

1.3	Application

This Policy applies to all full-time and part-time employees, contractors, secondees, interns and consultants of Westpac Group globally (Westpac Employees)4 and Directors of Westpac Banking Corporation and its controlled entities. The Policy also applies to employees on extended leave, such as parental leave, career break, long service leave or leave without pay. Compliance with this Policy is a condition of employment or a contract for service with Westpac. Specific requirements (subsection 2.2) apply only to Westpac Directors and employees who have been classified by Control Room Operations as PEs.

1.3.1Employee and associate accounts

The Policy requirements apply to all trading or investment accounts held individually or jointly by Westpac Employees. They also apply to trading or investment accounts held by their associates (associate accounts).

Associates are:

■Children under age 18, and

■	Any other persons or legal entities (including self-managed superannuation funds) where Westpac Employees have the control or influence over trading or investment decisions.

When identifying associate accounts, Westpac Employees should consider whether they could be perceived as having control over or investment influence on trading of a particular account.

1 Westpac securities include Westpac New Zealand Limited (WNZL) securities.

2 The New Zealand Group Compliance and Conduct Risk Management Framework for Employees in New Zealand.

3 The New Zealand Code of Conduct for Employees in New Zealand.

4 This definition is for the purpose of this Policy only. It is deliberately broad in order to incorporate the broad categories of applicable persons. It differs from the definition of “employees” in the Compliance Glossary.

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Westpac Employees must take all reasonable steps to inform their associates of the requirements of this Policy and ensure their associates act in accordance with the Policy. In instances where an associate is required under this Policy to act, the Westpac Employee must take that action on their associate’s behalf; for example, obtaining pre-clearance prior to trading by a KPE’s associate outside of the Blackout Period.

2.Policy Requirements

2.1	Insider trading and general obligations for all employees

2.1.1Insider trading prohibition

Insider trading is illegal and therefore strictly prohibited. In circumstances where Westpac Employees are in possession of inside information, employees must not trade in securities to which that information relates. Inside information is information that is not generally available and, if the information were generally available, a reasonable person would expect it to have a material effect on the price or value of securities. Inside information may relate to Westpac, one of our subsidiaries, a corporate customer or any other company with listed securities.

Westpac Employees also must not encourage others to trade in those securities or share inside information with others (except when permitted by Westpac policy and for legitimate business purposes).

The insider trading prohibition applies regardless of how an employee acquired the information. The prohibition continues to apply even when the employee is no longer employed by or providing services to Westpac.

2.1.2Use of derivatives and hedging over unvested Westpac securities prohibition

Westpac Employees are prohibited from entering into any options, derivatives or other arrangements which operate to limit the economic risk of an unvested holding in Westpac securities or other unvested entitlements under employee share plans.

This prohibition does not apply to vested holdings in Westpac securities, although approval or notification and other arrangements apply to Westpac Directors and PEs dealing in vested securities (refer to subsection 2.2 below).

2.1.3Short-term trading prohibition

Westpac Employees are prohibited from engaging in short-term or day trading. Their trading activities should have a medium to long term investment objective and they must hold securities for a minimum period of 30 calendar days.

2.2Rules for Westpac Directors and PEs when trading Westpac securities

2.2.1Identifying PEs and KPEs

Heads of business units or functions (Heads) are responsible for identifying Westpac Employees within their business unit or function who satisfy the criteria of PEs or KPEs.

PEs

■

Westpac Employees who, due to the nature of their position, are likely to come in contact with, or have access to, key financial, operational or strategic information about Westpac that will, or is likely to have, a material effect on the price or value of Westpac securities.

■

Includes Westpac Directors and Group Executives

KPEs

■

Certain PEs, such as those who hold senior positions, whose trading activities may give rise to heightened regulatory or reputational scrutiny.

■

KPEs are subject to more onerous obligations in relation to trading in Westpac securities.

The Policy Owner or delegate may from time to time nominate additional Westpac Employees who are working on a particular market-sensitive matter as KPEs or impose ad hoc trading restrictions on them for the duration of the matter.

2.2.2Monitoring of PEs and KPEs

The MyComplianceOffice (MCO) system:

■Contains all active PEs and KPEs and

■Notifies these individuals upon their appointment as PEs or KPEs, or their removal from the Register.

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Upon appointment, PEs and KPEs must input details of their and their associates’ HINs/SRNs/CSNs and other information as may be required relating to their Westpac securities holdings in their personal and associate accounts into MCO, to enable Control Room Operations to conduct monitoring of their compliance with the Policy.

2.2.3No trading during Blackout Periods

In addition to the general prohibition on Westpac Employees trading in Westpac securities while in receipt of inside information, Westpac Directors and PEs (including KPEs) and their associates are prohibited from trading in Westpac securities during the following Blackout Periods:

■	The period commencing on 15 March and ending at the beginning of trading in Sydney one day following the announcement of Westpac’s half year results in early May; and
■	The period commencing on 15 September and ending at the beginning of trading in Sydney one day following the announcement of Westpac’s full year results in early November.

The GM Non-Financial Risk and Chief Compliance Officer has discretion to extend or reduce (conditionally or unconditionally) the Blackout Periods. Control Room Operations provides notifications to PEs before the start and end of Blackout Periods.

In addition, the GM Non-Financial and Chief Compliance Officer has discretion to impose ad hoc restrictions at times when matters subject to ASX Listing Rule 3.1A or NZX Listing Rule 3.1.2 are being considered5. Any such ad hoc restrictions may be imposed on all PEs or limited to KPEs or individually identified employees, depending on the nature of the matter.

If you have inside information about Westpac, you must not trade in Westpac securities at any time, including outside a Blackout Period.

2.2.4PEs trading outside a Blackout Period

PEs (other than KPEs) must submit a trade pre-clearance request in MCO before they or their associates do any of the following outside a Blackout Period:

■	Trade Westpac securities, or enter into a hedging arrangement over vested Westpac securities; or

■Arrange for another person to enter into arrangements of those kinds.

PEs who do not have access to MCO must notify Control Room Operations by email at groupcontrolroomprescribedemployees@westpac.com.au of their intention to trade.

Any transaction which causes a change in ownership of Westpac securities will be considered a trade of securities under this Policy. This includes a transfer to a family member, family trust or personal superannuation scheme.

2.2.5Key Prescribed Employees trading outside a Blackout Period

KPEs must obtain pre-clearance prior to trading in Westpac securities, as set out in the Westpac Group Key Prescribed Employees Trading Standard (KPE Trading Standard). They are not required to complete the Prescribed Employee Trade Notification Form, as set out in subsection 2.2.3 of this Policy.

2.2.6Westpac Directors trading outside a Blackout Period

Westpac Directors must obtain the approval of the Chairman before they or their associates do any of the following outside a Blackout Period:

■Trade Westpac securities, or enter into a hedging arrangement over vested Westpac securities; or

■Arrange for another person to enter into arrangements of those kinds.

In the case of the Chairman, approval must be obtained from the Chairman of the Board Audit Committee. Westpac Directors must also notify the General Manager, Company Secretary as soon as practical of any trading by either themselves or their associates in Westpac securities, including entering into a hedging arrangement over vested Westpac securities.

5 This relates to potentially market sensitive matters that are not required to be disclosed immediately to the market under ASX Listing Rule 3.1 due to the application of the exceptions in ASX Listing Rule 3.1A or NZX Listing Rule 3.1.2

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2.2.7Participation in corporate actions and employee share plans

Westpac Directors and PEs who are eligible may participate in dividend reinvestment plans, rights issues or bonus issues (corporate actions) which are offered to all Westpac shareholders, even where the corporate action is made, or acceptance falls, within a Blackout Period. However, Westpac Directors and PEs must not elect to participate in a corporate action or change their election if they are in possession of inside information relating to Westpac.

PEs may accept an invitation to participate in an employee share plan, regardless of when the offer is made, even if the acceptance falls within a Blackout Period. PEs must then comply with all rules in this Policy for trading in Westpac securities acquired under an employee share plan.

2.2.8Margin loans

Westpac Directors and PEs are permitted to take out margin loans over their holdings in Westpac securities. However, they must not meet margin calls by the sale of Westpac securities at a time when trading in Westpac securities is prohibited under this Policy, including trading when in receipt of inside information relating to Westpac or during a Blackout Period.

Westpac Directors and PEs are expected to have sufficient resources to meet a margin call by means other than a sale of Westpac securities. If a Westpac Director or PE has any doubt about their ability to meet a margin call by means other than a sale of their Westpac securities, they should take steps to rearrange their affairs to have a facility that does not contain price triggers (for example, an investment loan secured against other assets). If a margin lender sells Westpac securities during a Blackout Period or without the relevant pre-trade notification or pre-clearance approval being provided outside of a Blackout Period, it will be considered a breach of this Policy, whether executed on the Westpac Director’s or PE’s instructions to do so, or not.

In addition, KPEs are required to disclose to Control Room Operations any margin lending arrangements they may have in respect to Westpac securities.

2.2.9Short selling is prohibited

Westpac Directors and PEs must not short sell Westpac securities; that is, sell Westpac securities that have been borrowed with a view to repurchasing them later at a lower price and returning them to the lender.

Short selling can send a negative message about the level of confidence in the prospects of the company. It could also be speculated that short selling of Westpac securities by a Westpac Director or PE is due to their knowledge or awareness of negative information about Westpac that the market is not aware of or has not fully absorbed.

2.2.10Exceptions to Blackout Periods

Generally, no exceptions will be made to the prohibition on Westpac Directors and PEs, or their associates, trading in Westpac securities during a Blackout Period. However, Westpac Directors and PEs who have an unreasonable financial impost or who are in other exceptional circumstances may apply in writing to be exempted from the prohibition on selling Westpac securities during a Blackout Period.

Applicant	Submit application to
PEs, KPEs, Group Executives	■ GM Non-Financial Risk and Chief Compliance Officer
Westpac Directors	■ Chair
Westpac Chair	■ Chair of Board Audit Committee

In the application, the applicant must confirm that they are not in receipt of inside information relating to Westpac and provide details of all relevant circumstances, including why the proposed sale of Westpac securities is the only reasonable course of action available to overcome the circumstances.

The applicant will be informed in writing of the outcome of their application and any conditions imposed for an exception to trading during a Blackout Period. In certain circumstances, it may not be appropriate to advise the applicant of the reasons for the decision made.

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If the person to whom the application is made, as set out in the table above, possesses inside information about Westpac themselves, they must decline the application.

Where approval to trade during a Blackout Period has been provided to a Westpac Director or a Group Executive, the applicant is required to advise the Group General Counsel and the General Manager, Company Secretary to assist in the preparation of any 3Y Notice which may need to be lodged with the ASX.

3.	Roles and Responsibilities

First Line of Defence

All staff	■ Understand and comply with obligations under this Policy including prohibition on insider trading, short selling and hedging of unvested Westpac securities.
PEs and KPEs

■

Input all required information relating to personal and associate holdings and accounts into MCO.

■Do not trade in Westpac securities during Blackout Periods.

■

Submit a trade pre-clearance request in MCO of your intention to trade in Westpac securities outside of Blackout Periods.

Directors

■

Provide Control Room Operations with all required information relating to personal and associate holdings and accounts.

■

Do not trade in Westpac securities during Blackout Periods.

■

Obtain pre-clearance approval prior to trading in Westpac securities outside of Blackout Periods.

Business and Support − Group and Divisional teams

■

Implement this Policy by ensuring staff understand their obligations under the Policy.

■

Identify employees within business unit or function who satisfy the criteria of PEs or KPEs.

■

Ensure that all PEs (including KPEs) within business unit or function have provided all required information to Control Room Operations.

■Establish effective business procedures and controls to comply with Policy.

■Escalate actual, likely, or suspected violations of this Policy.

Second Line of Defence

GM Non-Financial Risk and Chief Compliance Officer

■Accountable for ownership and approval of this Policy.

■

Apply discretion to extend or reduce (conditionally or unconditionally) Blackout Periods (or apply additional restrictions) where appropriate.

■Consider and approve exceptions to this Policy where appropriate.

Control Room Operations – Enterprise Compliance

■Responsible for ongoing maintenance of this Policy.

■Monitor for PE and KPE compliance with this Policy.

■

Act as delegate of Policy Owner for purposes of nominating additional Westpac Employees as KPEs and handling breaches of this Policy.

■Support the Group Securities Trading functionality in MCO.

Divisional Compliance	■Provide oversight and control to ensure Business compliance with this Policy. ■Provide Compliance advice to Business stakeholders.

Third Line of Defence

Group Audit

■

Provide independent assurance by evaluating and opining on the adequacy and effectiveness of both First and Second Line risk management approaches.

■

Track remediation progress, with the aim of providing the Board, and Senior Executives, with comfort that the Group’s governance, risk management and internal controls are operating effectively.

4.	Policy Control

4.1Policy Ownership, Approval and Review

This Policy is owned by the GM Non-Financial Risk and Chief Compliance Officer, who is accountable for its ongoing management. The Head of Control Room Operations is responsible for the Policy’s ongoing maintenance.

This Policy is approved by the GM Non-Financial Risk and Chief Compliance Officer.

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This Policy must be reviewed every two years to ensure it remains relevant, fit for purpose and aligns to the Compliance and Conduct Risk Management Framework.

4.2	Prudential and Statutory Requirements

This Policy supports our compliance with various regulatory obligations including s1043A - Insider Trading, s.912A(1)(aa) - Conflicts of Interests of the Corporation Act 2001 (Cth) and Chapter 12, ASX Listing Rules and Subpart 2 of Part 5 of the New Zealand Financial Markets Conduct Act 2013 and Part 3 of the NZX Listing Rules.

4.3Monitoring and Reporting

Business units and functions are required to implement a plan to monitor for compliance with this Policy. The nature and frequency of monitoring must be proportionate to the inside information relating to Westpac securities that the Business Unit has access to.

4.4Breaches and Exceptions

Non-compliance with this Policy could have serious consequences for Westpac. It is important for all Westpac Employees to speak up about risks, Issues or Incidents relating to the requirements in this Policy. Please refer to the Westpac Group Speaking up Policy6 for more information on the channels available to raise these matters.

Where potential breaches of this Policy are identified they should be managed in accordance with the requirements of the Group Incident Management Policy, Group Regulatory Disclosure Policy7 and specific regulatory or legislative requirements. Breaches of this Policy must be notified to the Policy Owner or delegate for action and remediation.

Exceptions to the Policy are approved by the Policy Owner. Requests for exceptions should be in writing and include a documented rationale that considers mitigation of any risks resulting from a departure from the Policy.

6 The New Zealand Speaking Up Policy for employees in New Zealand.

7 The New Zealand Regulatory Disclosure Policy for employees in New Zealand.

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Appendix1 Key terms and related documents

The key terms and their definitions used within this Policy are:

Term	Definition
Associates	■ As defined in subsection 1.3.1.
Corporate actions	■ Refers to dividend reinvestment plans, rights issues, bonus issues or other securities issuances
CSN	Common Shareholder Number. This is a unique account number issued to a holder of the quoted securities (i.e., WNZL securities) that is common to all New Zealand share registers.
HIN	■ Holder Identification Number. This is a unique account number issued to a person upon becoming a customer of a broker.
Inside information

■

Information that:

–

is not generally available; and

–

if it were generally available, a reasonable person would expect to have a material effect on the price or value of financial products.

A reasonable person would be taken to expect information to have a material effect on price or value of financial products if the information would, or is likely to, influence the trading decision of a person who commonly trades in the market

Insider Trading

Insider trading would occur if:

■

a person possesses inside information about a security or an issuer of a security (insider); and

■

that person (whether as principal or agent):

–

trades in the security (or related derivative); or

–

advises, procures, or encourages any other person to trade or enter into an agreement to trade in the security (or related derivative); or

–

communicates inside information, either directly or indirectly, to another person if the insider knows or ought reasonably to know, that the other person would or would be likely to trade or advise, procure, or encourage a third person to trade or enter into an agreement to trade in the relevant security (or related derivative).

Key Prescribed Employees	■ As defined in subsection 2.2.1
Prescribed Employees	■ As defined in subsection 2.2.1
Securities

■

In this Policy, securities include but are not limited to:

–

Shares, bonds or debentures issued or proposed to be issued by a company; or

–

derivatives; or

–

options; or

–

interests in a managed investment scheme; or

–

debentures, stocks, or bonds issued or proposed to be issued by a government; or

–

superannuation products, other than those prescribed by regulations; or

–

any other financial products that can be traded on a financial market.

Trading

Includes any transaction or change affecting title or interest in securities, including:

■

Acquiring or disposing of securities, whether on or off market, or instructing a third party to do so;

■

Entering into or exercising options or rights over securities, including Westpac employee share options;

■

Converting convertible securities;

■

Engaging in margin lending or stock lending in relation to securities;

■

Electing to participate in, cease or vary participation in share purchase plans or dividend reinvestment plans;

■

Transferring legal ownership of securities, even if beneficial ownership does not change; or

■

Agreeing or apply to do any of the above.

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Term	Definition
SRN	■ Shareholder Reference Number. This is a unique account number issued to a holder of sponsor-issued securities (i.e. Westpac securities).
Westpac (“we” or “us”)	■ Means Westpac Banking Corporation, its brands, divisions and each of its controlled entities
WNZL Securities

■

In this policy, WNZL securities include but are not limited to:

–

Notes issued under WNZL’s domestic medium term note programme; or

–

Regulatory capital in the form of subordinated debt qualifying as Tier 2 Capital or perpetual preference shares qualifying as Additional Tier 1 Capital, for WNZL’s regulatory capital purposes, or

–

Any other WNZL financial products that can be traded on a financial market.

This Policy should also be read in conjunction with the following documents:

Table 1: Key supporting risk documents

Document	Purpose	Document Owner
Westpac Code of Conduct

■

Practically outlines the expectations of Westpac and our people to do what is right, including putting the customer and bank ahead of personal interests and identify, declare, record and appropriately manage conflicts

■ Code of Conduct Team
Westpac Group Conflicts of Interest Policy	■ Sets out the high-level principles of Conflicts management of the many types of conflicts that are applicable across the Group.	■ GM Non- Financial Risk and Chief Compliance Officer
Westpac Group Personal Account Dealing Policy	■ Sets out the requirements applying to employees the conduct personal trading and investments in securities.	■ GM Non- Financial Risk and Chief Compliance Officer
Westpac Group Securities Trading Policy Key Prescribed Employee Trading Standard	■ Sets out the obligations of KPEs (including Group Executives) when trading in Westpac securities.	■ Head of Control Room Operations
Westpac Group Securities Trading Policy Procedures for Identifying Prescribed Employees	■ Sets out the procedures that Heads of business units or functions should follow when identifying employees within their business unit or function who should be classified as PEs or KPEs.	■ Head of Control Room Operations

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Appendix 2 – Criteria for Identifying PEs and KPEs

1.	Identifying PEs and KPEs by Business Unit and Function

Employees who work in a business unit or function where the nature of business activities means there is a higher risk of actual or perceived insider trading, conflict of interest or impropriety will be classified as DEs.

Heads of business units or functions are responsible for identifying employees within their business unit or function who satisfy the above criteria and who should be included in the register of DEs.

2.Identifying KPEs by position (irrespective of business unit or function)

The following employees are classified as KPEs:

Employees who undertake the roles or hold the specific positions of:

■	Chief Executive Officer
■	Group Executive
■	General Manager or equivalent

Any employees who are formally appointed in the Acting role for the above positions are automatically KPEs. In addition, employees in the immediate office of the above-mentioned employees (e.g., Chief of Staff, Business Managers, Executive Assistants etc.) should also be classified as KPEs.

Please refer to Westpac Group Securities Trading Policy Procedures for Identifying Prescribed Employees which set out procedures that heads of business units or functions should follow when identifying employees within their business unit or function who should be classified as PEs or KPEs.

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